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                                                                   Exhibit 10.10

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made to be effective as of the 27th day of August, 1999 (the "Effective Date") by and between MIDDLE BAY OIL COMPANY, INC., an Alabama corporation (hereinafter referred to as the "Company"), and JOHN J. BASSETT (hereinafter referred to as "Employee").


                              W I T N E S S E T H :

          WHEREAS, the Company is engaged in the oil and gas business;

          WHEREAS, as of the Effective Date of this Agreement, Employee has resigned his position as President and Chief Executive Officer of the Company; and

          WHEREAS, the Company and Employee desire to embody in this Agreement the terms and conditions under which Employee shall continue his employment as Executive Vice President of the Company;

          NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

          1. TERM OF EMPLOYMENT. The Company shall employ Employee in the capacity set forth herein for a term commencing on the Effective Date and ending on February 1, 2002 (the "Employment Period"). Within the period commencing one hundred twenty (120) days prior to the end of the Employment Period, Employee and the Company shall review the terms of this Employment Agreement in light of the circumstances existing at that time and, if the parties in good faith deem it necessary or advisable, agree to extend the term of this Employment Agreement or negotiate and enter into a new employment agreement. Notwithstanding the foregoing, Employee's employment hereunder may be terminated earlier in accordance with the provisions of Section 8 hereof.

          2. RESPONSIBILITIES OF EMPLOYEE.

                    (a) In accepting employment by the Company, Employee shall undertake and assume the responsibility of performing for and on behalf of the Company any and all duties of the sole Executive Vice President of the Company as set forth in the Company's Bylaws, as they may be amended from time to time, and shall have such other duties, functions, responsibilities and authority commensurate with such office from time to time delegated to Employee by the Board of Directors; provided, that such duties, functions, responsibilities and authority (and the office


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facilities, staff and working environment made available to Employee) are customarily associated with the senior executive position of Executive Vice President and are subordinate only to the offices of President and/or Chief Executive Officer.

                    (b) Employee agrees to devote his full time and effort to his duties as an employee of the Company. Employee may devote a reasonable amount of his time to civic and community affairs, and subject to the provisions of Section 7, to the business and financial interests described on EXHIBIT A attached hereto; provided that such other activities do not materially interfere with the performance of Employee's responsibility as Executive Vice President, and provided further that no additional outside business activities shall be undertaken without the prior written consent of the Board of Directors.

          3. COMPENSATION. As compensation for the services to be rendered by Employee for the Company under this Agreement, Employee shall be entitled to the following:

                    (a) The Company shall pay Employee during the Employment Period an annual salary of not less than One Hundred Twenty Thousand Dollars ($120,000). The amount of such annual salary may be amended by the Company's Board of Directors (the "Board") from time to time (but in no event shall such annual salary be less than One Hundred Twenty Thousand Dollars ($120,000)). Such annual salary shall be payable periodically for such periods as may be established by the Company for payment of its employees under its normal payroll practices.

                    (b) Employee may receive a bonus and fringe benefits each year in amounts to be determined by the Board. Such bonus may, in the discretion of the Board, be based, in part, upon the Company meeting certain financial goals, which goals may be agreed upon by the Board and Employee.

          4. EXPENSES. Employee shall be reimbursed for all reasonable business expenses incurred by him in connection with or incident to the performance of his duties and responsibilities hereunder upon the Employee's submission to the Company of vouchers or expense statements evidencing such expenses in such form or format as the Company may reasonably require.

          5. VACATION AND OTHER BENEFITS.

                    (a) VACATION. Employee shall be entitled to four (4) weeks of paid vacation per year during the Employment Period. In addition, Employee shall be entitled to participate in all other present and future benefit plans provided by the Company to its employees and for which Employee meets the eligibility requirements thereof.

                    (b) MEDICAL INSURANCE. The Company shall provide Employee and his dependents with medical insurance coverage under the Company's medical insurance plan, which plan shall be reasonably acceptable to Employee.

          6. BUSINESS OPPORTUNITIES AND INTELLECTUAL PROPERTY.


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                    (a) During the period in which Employee is employed by the
Company, Employee shall promptly disclose to the Company all "Business Opportunities" and "Intellectual Property" (each as defined below).

                    (b) Employee hereby assigns and agrees to assign to the Company, its successors, assigns or designees, all of Employee's right, title and interest in and to all "Business Opportunities" and "Intellectual Property," and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.

                    (c) For purposes hereof, "Business Opportunities" shall mean all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are:

                              (i) developed by Employee (A) during the period in which Employee is employed by the Company, or (B) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period, or

                             (ii) originated by any third party and brought to the attention of Employee (A) during the period in which Employee is employed by the Company, or (B) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period, together with information relating thereto, including, without limitation, any "Business Records" (as defined below).

                    (d) For purposes hereof "Intellectual Property" shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which are discovered, conceived, invented, created or developed by Employee, alone or with others: (i) during the period in which Employee is employed by the Company if such discovery, conception, invention, creation, or development (A) occurs in the course of the Employee's employment with the Company, or (B) occurs with the use of any of the Company's time, materials or facilities, or (C) in the opinion of the Board of Directors of the Company, relates or pertains in any way to the Company's purposes, activities or affairs, or (ii) before the period in which Employee is employed by the Company, but only to the extent of Employee's rights thereto during such period.

          7. NON-COMPETITION AND NON-DISCLOSURE; INJUNCTIVE RELIEF. Employee acknowledges that the services he is to render in the course of his employment by the Company are of a special and unusual character with unique value to the Company. In view of the value to the Company of the services of Employee during the course of his employment by the Company, because of the Business Opportunities, Intellectual Property and "Confidential Information" (as defined below) to be obtained by or disclosed to Employee, and as a inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated herein, Employee covenants and agrees as follows:


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                    (a) During the period in which Employee is employed by the
Company, unless otherwise extended pursuant to the terms of this Section 7, Employee shall not directly or indirectly be employed by or render advisory, consulting or other services in connection with any business enterprise or person that is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products.

                    (b) During the period in which Employee is employed by the Company, unless otherwise extended pursuant to the terms of this Section 7, Employee shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity), be financially interested in or engage in any business that is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; however, it is specifically agreed between the parties that Employee may continue to be financially interested in and engage in any business similar to or related to the Company's business that is described on EXHIBIT A attached hereto, provided that such activities do not materially detract from the Employee's performance of his responsibilities as Executive Vice President, and provided, further, that nothing contained in this paragraph 7(b) shall relieve Employee of his obligations contained in paragraph 7(a) above.

                    (c) During the period in which Employee is employed by the Company, unless otherwise extended pursuant to the terms of this Section 7, all investments made by Employee (whether in his own name or in the name of any family members or made by Employee's controlled affiliates), which relate to the lease, acquisition, exploration, production, gathering or marketing or hydrocarbons and related products shall be made solely through the Company; and Employee will not (directly or indirectly through any family members), and will not permit any of his controlled affiliates to (i) invest or otherwise participate alongside the Company in any Business Opportunities, or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.

                    (d) During the period in which Employee is employed by the Company and thereafter, Employee will not disclose to any third party or directly or indirectly make use of, in a way materially detrimental to the Company, any and all trade secrets and confidential or proprietary information pertaining to the Company (collectively referred to as "Confidential Information"). For purposes of this Section 7, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company whether oral or in written form in a "Business Records" (as defined in paragraph 7(g) below). Notwithstanding the foregoing, no information of the Company will be deemed confidential for the purposes of this paragraph 7(d) if such information is or becomes public knowledge through no act of Employee or was previously known by Employee prior to entering into this Agreement.

                    (e) During the Employment Period or the period in which Employee is employed by the Company, whichever is longer, and for a six-month period commencing upon the termination of such longer period, unless otherwise extended pursuant to the terms of this Section 7, Employee may not solicit, raid, entice or induce, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to
(i) terminate his employment by, or contractual relationship with, the Company,
(ii) refrain from extending or renewing the same (upon


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the same or new terms), (iii) refrain from rendering services to or for the
Company, (iv) become employed by or to enter into contractual relations with any persons other than the Company, or (v) enter into a relationship with a competitor of the Company; provided that during the six-month period commencing upon the termination of the Employment Period or the period in which the Employee is employed by the Company, whichever is longer, nothing in this paragraph 7(e) shall prohibit Employee from entering into contractual relations to obtain capital as long as the Board of Directors of the Company in good faith determines that such relations are not detrimental to the Company.

                    (f) Employee acknowledges and agrees that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to Business Opportunities, Intellectual Property and Confidential Information vital to the Company's businesses. By reason of this, Employee consents and agrees that if he violates any of the provisions of this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to an injunction restraining Employee from committing or continuing any such violation of this Agreement. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which Employee is in breach of the covenants set forth in this Section 7, the time period of this covenant shall be extended for an amount of time that Employee is in breach.

                    (g) Employee agrees to promptly deliver to the Company, upon termination of Employee's employment with the Company, or at any other time when the Company so requests, all documents relating to the business of the Company, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company (collectively, the "Business Records") and all copies thereof and therefrom. Employee confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this paragraph 7(g) constitute the exclusive property of the Company. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding Employee's delivery of any such documents to the Company. Notwithstanding the foregoing provisions of this Section 7 or any other provision of this Agreement, Employee shall be entitled to retain any written materials which, as shown by Employee's records, were in Employee's possession on or prior to the date hereof, subject to the Company's right to receive a copy of all such materials.

                    (h) The representations and covenants contained in this
Section 7 on the part of Employee will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or any officer, director, or shareholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Section 7. In addition, the provisions of this Section 7 shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee's employment hereunder for any reason.

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                    (i) The parties to this Agreement agree that the limitations contained in this Section 7 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this
Section 7 is unenforceable, it is the intention of the parties that such restrictive covenants set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

          8.       TERMINATION BY THE COMPANY FOR CAUSE.

                    (a) The Company may terminate Employee's employment under this Agreement for Cause. The termination shall be evidenced by written notice thereof to Employee and shall specify the Cause for termination. For purposes hereof, the term "Cause" shall mean (i) the inability of Employee, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services provided for hereunder for a period of 120 days in the aggregate, within any given period of 180 consecutive days during the term of this Agreement, in addition to any statutorily required leave of absence, (ii) conduct of Employee that constitutes fraud, dishonesty, theft, or a criminal act involving moral turpitude, in each case only if it materially affects his ability to perform the duties and responsibilities of his position or has a material adverse effect on the Company, (iii) commission of a material act of fraud against the Company, (iv) embezzlement of funds or misappropriation of other property by Employee from the Company; or (v) failure of Employee to observe or perform his material duties and obligations as an employee of the Company or a material breach of this Agreement, after thirty (30) days advance written notice of such failure or breach which has not been cured.

                    (b) Upon Employee's death or if Employee's employment with the Company is terminated for Cause, Employee shall be paid his salary through the month of his death or termination.

          9. TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD REASON.

                    (a) The Company may terminate Employee's employment under this Agreement without Cause. The termination shall be evidenced by written notice thereof to Employee and shall specify that the termination was without Cause.

                    (b) If Employee elects to terminate his employment by written notice to the Company during the three (3) month period after the Effective Date, such election by Employee shall be deemed termination of employment for "Good Reason."

                    (c) If Employee's employment with the Company is terminated without Cause or if Employee terminates his employment for Good Reason, Employee shall be entitled to receive, within ten (10) days of such termination, an amount equal to the greater of: (i) two (2) times his annual compensation as initially set forth in paragraph 3(a) herein, as such may be amended by the Board from time to time; or (ii) the amount of compensation Employee would have earned if his employment had continued through the remainder of the Employment Period. Notwithstanding the foregoing, if the payment referred to above is not made within ten (10) days of Employee's


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termination, all unpaid amounts shall bear interest at a rate equal to the
New York Prime (as published in the Wall Street Journal) on the date of such termination.

          10. BURDEN AND BENEFIT. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors and permitted assigns.

          11. GOVERNING LAW. It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Texas. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified above by the mailing of a copy thereof in the manner specified by the provisions of
Section 13.

          12. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

          13. NOTICE. Any notice required to be given shall be sufficient if it is in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to his last know residence in the case of Employee, and to its principal office in the State of Texas in the case of the Company.

          14. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or any other time.

          15. MODIFICATION. No amendment, alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both parties.


          16. PARAGRAPH HEADINGS. The paragraph headings have been inserted for convenience only and are not

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to be considered when construing the provisions of this Agreement.

          17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement on the 27th day of August, 1999, to become effective as of the Effective Date.

                                                    MIDDLE BAY OIL COMPANY, INC.

                                                    By: /s/ Floyd C. Wilson
                                                        ------------------------

                                                    Name: ----------------------

                                                    Title: ---------------------


                                                         EMPLOYEE


                                                         /s/ John J. Bassett
                                                      --------------------------
                                                                 John J. Bassett







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                                   EXHIBIT "A"

                             ENERGY RELATED BUSINESS

1. Employee owns a 9.1644% limited partnership interest in the Bay City Energy Fund, LTD. The aggregate value of Employee's limited partnership interest is less than $2 million in value.

2. Employee owns approximately 53 shares (8.32%) of common stock of Bay City Energy Group, Inc.

3. Employee owns shares of capital stock of various publicly traded energy and production companies. The aggregate number of shares the Employee owns in each entity does not exceed 1% of the total outstanding shares.

4. Employee holds non-operated, non-managed working and royalty interests in oil and gas properties through Middle Bay Oil Company or other entities.

5. Employee owns interest in a newly developed patented traveling valve to be installed in wells that are having gas locking problems.

                                   SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          MIDDLE BAY OIL COMPANY, INC.
                                  (Registrant)



        Date:  November 12, 1999          By:  /s/ Frank C. Turner II
                                              ------------------------
                                                    Frank C. Turner II
                                               Chief Financial Officer